RANDGOLD RESOURCES EXTENDS AFRICAN FOOTPRINT TO BURKINA FASO

London, 14 July 2004 (LSE:RRS) (NASDAQ:GOLD) - The London and Nasdaq listed gold miner Randgold Resources will shortly start drill testing on a target within its recently granted Danfora permit in the Banfora greenstone belt in the southwest region of Burkina Faso. A second permit, referred to as Kiaka, has also been granted within the country.

Danfora and Kiaka were identified by Randgold Resources' generative work in 2003 and represent new opportunities previously untested by other exploration companies.

Reconnaissance work on the 45km(2) Danfora permit has identified a plus one-kilometre zone of gold mineralisation locating within sheared and altered basalts. Over 60 rock samples were taken returning values of between 0.5 and
72.0 g/t. One kilometre south of this zone, a second mineralised site has been identified along the same north-east trending structure. Both areas are the subject of follow-up programmes including a detailed ground magnetic survey designed to identify the main shear zone and the basalts. Drill testing is planned for this target during the final quarter of 2004.

A second permit called Kiaka has been secured in southern Burkina Faso and covers an area of 245km(2). Kiaka locates in highly metamorphosed rocks and mineralisation is associated with the north-east trending Markoye fault which can be followed for over 20 kilometres within the permit area. Exploration work here will commence after the rainy season.

The company's return to Burkina Faso marks part of its continued expansion into
Africa and its footprints and activities also cover Mali, Ghana, Senegal, Cote
d'Ivoire and Tanzania and include 78 gold targets within a portfolio of 40 permits and licences. Randgold Resources owns 40% of the Morila mine in Mali and is currently developing the Loulo mine, also in that country.

RANDGOLD RESOURCES ENQUIRIES:
Chief Executive- Dr Mark Bristow - +44 779 775 2288
Financial Director - Roger Williams - +44 779 771 9660
Investor & Media Relations - Kathy du Plessis - +27 11 728 4701
Cell: +27 (0) 83 266 5847 randgoldresources@dpapr.com
(mailto:randgoldresources@dpapr.com)
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Full information on the Company is available on the website at
www.randgoldresources.com (http://www.randgoldresources.com)
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DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at
Morila, the development of Loulo and estimates of reserves and mine life. For a discussion on such risk factors, refer to the annual report on Form 20-F for the year ended 31 December 2003, which was filed with the Securities Exchange
Commission on 30 June 2004. Randgold Resources assumes no obligation to update information in this release. Cautionary Note to US Investors: The United States
Securities Exchange Commission (the `SEC') permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC. Investors are cautioned not to assume that all or any part of our resources will ever be converted into reserves which qualify as `proven and probable reserves' for the purposes of the SEC's industry guide number 7.